Exhibit 99

PFIZER REPORTS SECOND-QUARTER 2017 RESULTS

▪
Second-Quarter 2017 Revenues of $12.9 Billion, Comparable Operationally with the Prior-Year Quarter; Unfavorably Impacted by $295 Million, or 2%, Due to the February 2017 Divestiture of Hospira Infusion Systems

▪	Second-Quarter 2017 Reported Diluted EPS(1) of $0.51, Adjusted Diluted EPS(2) of $0.67

▪	Raised Midpoint of 2017 Adjusted Diluted EPS(2) Guidance Range by $0.02 to a Range of $2.54 to $2.60; Reaffirmed 2017 Revenue Guidance Range of $52.0 to $54.0 Billion
NEW YORK, NY, Tuesday, August 1, 2017 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2017, increased the midpoint of its 2017 financial guidance range for Adjusted diluted EPS(2) and reaffirmed its 2017 financial guidance range for Revenues.
Results for the second quarter and first six months of 2017 and 2016(3) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2017	2016	Change	2017	2016	Change
Revenues	$ 12,896	$ 13,147	(2%)	$ 25,675	$ 26,152	(2%)
Reported Net Income(1)	3,073	2,047	50%	6,194	5,085	22%
Reported Diluted EPS(1)	0.51	0.33	53%	1.02	0.82	24%
Adjusted Income(2)	4,063	3,929	3%	8,255	8,105	2%
Adjusted Diluted EPS(2)	0.67	0.64	5%	1.36	1.31	4%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 7,671	$ 7,105	8%	9%	$ 15,086	$ 14,139	7%	8%
Essential Health	5,226	6,042	(14%)	(12%)	10,590	12,013	(12%)	(10%)
Total Company	$ 12,896	$ 13,147	(2%)	—	$ 25,675	$ 26,152	(2%)	(1%)

Excluding HIS revenues from all periods:
Total Company	$ 12,896	$ 12,852	—	2%	$ 25,578	$ 25,553	—	1%
Essential Health	5,226	5,746	(9%)	(7%)	10,493	11,414	(8%)	(6%)

Acquisitions and divestitures completed in 2016 and the first six months of 2017 impacted financial results in the periods presented.(4) Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange.(5)
2017 FINANCIAL GUIDANCE(6)
The midpoint of the guidance range for Adjusted diluted EPS(2) was increased by $0.02 to an updated range of $2.54 to $2.60, reflecting a $300 million increase to the guidance for Adjusted Other (Income)/Deductions(2) due to lower-than-forecasted net interest expense as well as higher-than-forecasted royalty income from certain products and dividend income from ViiV Healthcare Ltd. (ViiV).
Additionally, the updated financial guidance absorbs $75 million of Adjusted research and development expenses(2) that were recorded in second-quarter 2017 resulting from our May 2017 agreement with Sangamo Therapeutics, Inc. (Sangamo) to develop and commercialize gene therapy programs for Hemophilia A.
Pfizer’s updated 2017 financial guidance is presented below:

Revenues	$52.0 to $54.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.0% to 21.0%
Adjusted SI&A Expenses(2)	$13.7 to $14.7 billion
Adjusted R&D Expenses(2)	$7.5 to $8.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $200 million of income
(previously approximately $100 million of deductions)
Effective Tax Rate on Adjusted Income(2)	Approximately 23.0%
Adjusted Diluted EPS(2)	$2.54 to $2.60
(previously $2.50 to $2.60)

CAPITAL ALLOCATION

▪	During the first six months of 2017, Pfizer returned $8.9 billion directly to shareholders, through a combination of:

–	$3.9 billion of dividend payments, composed of $0.32 per share of common stock in each of the first and second quarters of 2017; and

–
a $5.0 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017, which resulted in a reduction of approximately 150 million shares of Pfizer’s outstanding common stock.

▪	As of August 1, 2017, Pfizer’s remaining share repurchase authorization was approximately $6.4 billion.

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “I am pleased with our second-quarter 2017 results and our year-to-date performance is in line with our expectations. Revenues for the quarter increased 2% operationally, excluding the unfavorable impacts of the HIS divestiture and foreign exchange. Innovative Health revenues grew 9% operationally, driven by the performance of our key growth drivers, notably Ibrance, Eliquis, Xeljanz and Xtandi. While Essential Health revenues for the quarter declined 12% operationally primarily due to continued headwinds from products that recently lost marketing exclusivity, we had solid operational growth in emerging markets and in biosimilars. I believe the continued strength from both businesses’ key growth drivers positions the Company for long-term success.
“We have a strong pipeline with a steady flow of scientific innovation coming from all of our key therapeutic areas. Over the next five years, we project the potential for approximately 25 to 30 approvals of which up to 15 have the potential to be blockbusters, and we believe half of these potential blockbusters could receive approval by 2020. Our strategy remains focused on maximizing in-market opportunities while continuing to advance the pipeline and managing our cost structure to deliver attractive financial performance over time,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “Today we raised the midpoint of our Adjusted diluted EPS(2) guidance range by $0.02 to a range of $2.54 to $2.60 to reflect a $300 million increase to the guidance for Adjusted Other (Income)/Deductions(2) as well as our strong operational performance to date and confidence in the business going forward. The midpoint of our new guidance range for Adjusted diluted EPS(2) represents 7% growth compared with last year.”
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2017 vs. Second-Quarter 2016)
Second-quarter 2017 revenues totaled $12.9 billion, a decline of $251 million, or 2% compared to the prior-year quarter, reflecting a slight operational decline of $48 million and the unfavorable impact of foreign exchange of $202 million, or 2%.
Excluding the revenues for HIS in both periods and the unfavorable impact of foreign exchange, second-quarter 2017 revenues increased by $248 million, or 2%. Second-quarter 2017 revenues excluding the net impact of acquisitions and divestitures completed in 2016 and the first six months of 2017 were flat operationally compared to second-quarter 2016.
Innovative Health Highlights

▪
IH revenues increased 9% operationally in second-quarter 2017, driven by continued growth from key brands including Ibrance and Eliquis globally, the addition of Xtandi revenues in the U.S. resulting from the

September 2016 acquisition of Medivation, as well as Xeljanz and Lyrica, both primarily in the U.S. Global Ibrance revenues increased 67% operationally while global operational revenue growth for Eliquis and Xeljanz was 52% and 56%, respectively.

▪	Second-quarter 2017 operational growth was negatively impacted by lower revenues for Enbrel in most developed Europe markets, primarily due to continued biosimilar competition.

▪
Global Prevnar 13/Prevenar 13 revenues declined 7% operationally in second-quarter 2017. In the U.S., Prevnar 13 revenues decreased 16%, primarily due to the unfavorable timing of government purchases for the pediatric indication and the continued decline in revenues for the Adult indication due to a smaller remaining “catch up” opportunity compared to the prior-year quarter. Prevenar 13 revenues in international markets increased 8% operationally, primarily due to the favorable timing of government purchases in certain emerging markets for the pediatric indication.

Essential Health Highlights

▪
Second-quarter 2017 EH revenues declined 12% operationally, of which 5% operationally was due to the February 2017 divestiture of HIS. Second-quarter 2017 EH revenues were also negatively impacted by a 27% operational decline from Peri-LOE Products, including declines in Pristiq in the U.S., which lost marketing exclusivity in the U.S. in March 2017, as well as Vfend and Lyrica, both in developed Europe, and a 3% operational decline from Legacy Established Products (LEP). These declines were partially offset by 60% operational growth from Biosimilars, primarily driven by Inflectra in certain developed Europe markets and in the U.S.

▪
Developed markets revenues declined 18% operationally, of which 5% operationally was due to the February 2017 divestiture of HIS. EH developed markets revenues were also negatively impacted by a 40% operational decline from Peri-LOE Products and a 9% operational decline from the LEP portfolio, partially offset by 63% operational growth from Biosimilars.

▪
Revenues in emerging markets grew 5% operationally, primarily driven by 7% operational growth from the LEP portfolio and 10% operational growth from the SIP portfolio. Excluding HIS from both periods, EH revenues in emerging markets grew 6% operationally.

GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 2,663	$ 3,174	(16%)	(10%)	$ 5,134	$ 6,026	(15%)	(11%)
Percent of Revenues	20.7%	24.1%	N/A	N/A	20.0%	23.0%	N/A	N/A
SI&A Expenses(1)	3,425	3,471	(1%)	—	6,733	6,856	(2%)	(1%)
R&D Expenses(1)	1,780	1,748	2%	3%	3,487	3,478	—	1%
Total	$ 7,868	$ 8,392	(6%)	(3%)	$ 15,354	$ 16,359	(6%)	(4%)

Other (Income)/Deductions––net(1)	($66)	$ 1,068	*	*	($68)	$ 1,398	*	*
Effective Tax Rate on Reported Income(1)	19.4%	14.4%			20.1%	14.4%

* Indicates calculation not meaningful.
Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2017	2016	% Change		2017	2016	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 2,595	$ 3,062	(15%)	(9%)	$ 5,029	$ 5,627	(11%)	(7%)
Percent of Revenues	20.1%	23.3%	N/A	N/A	19.6%	21.5%	N/A	N/A
Adjusted SI&A Expenses(2)	3,385	3,443	(2%)	—	6,673	6,811	(2%)	(1%)
Adjusted R&D Expenses(2)	1,771	1,740	2%	2%	3,476	3,463	—	1%
Total	$ 7,750	$ 8,246	(6%)	(3%)	$ 15,178	$ 15,901	(5%)	(3%)

Adjusted Other (Income)/Deductions––net(2)	($170)	($230)	(26%)	(43%)	($258)	($380)	(32%)	(51%)
Effective Tax Rate on Adjusted Income(2)	22.9%	22.7%			22.6%	23.1%

The diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 112 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, reflecting the impact of a $5 billion accelerated share repurchase agreement executed in March 2016 and completed in June 2016 and another $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 18 of this press release.

RECENT NOTABLE DEVELOPMENTS (Since May 2, 2017)
Product Developments

▪	Bavencio (avelumab)

–
In July 2017, Merck KGaA, Darmstadt, Germany (Merck KGaA) and Pfizer announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended the approval of avelumab as a monotherapy for the treatment of adult patients with metastatic Merkel cell carcinoma (mMCC), a rare and aggressive skin cancer. The European Commission (EC) will now review the CHMP’s recommendation, with a decision expected in the third quarter of 2017. Bavencio was previously granted accelerated approval from the U.S. Food and Drug Administration (FDA) for the treatment of adults and pediatric patients 12 years and older with mMCC based on tumor response and duration of response. Continued FDA approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

–
In May 2017, EMD Serono Inc., the biopharmaceutical business of Merck KGaA in the U.S. and Canada, and Pfizer announced that the FDA approved Bavencio for the treatment of patients with locally advanced or metastatic urothelial carcinoma who have disease progression during or following platinum-containing chemotherapy, or who have disease progression within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. This indication was approved under accelerated approval based on tumor response and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

▪
Besponsa (inotuzumab ozogamicin) -- In June 2017, Pfizer announced that the EC approved Besponsa as monotherapy for the treatment of adults with relapsed or refractory CD22-positive B-cell precursor acute lymphoblastic leukemia (ALL). This indication includes treatment of adults with Philadelphia chromosome positive (Ph+) as well as Philadelphia chromosome negative (Ph-) relapsed or refractory B-cell precursor ALL. Adults with Ph+ relapsed or refractory CD22-positive B-cell precursor ALL should have failed treatment with at least one tyrosine kinase inhibitor. With this approval, Besponsa became the first and only antibody drug conjugate (ADC) available for patients with this type of leukemia in the European Union (EU). In the U.S., Besponsa received Breakthrough Therapy designation from the FDA in October 2015 for ALL. A Biologics License Application (BLA) for Besponsa for the treatment of adult patients with relapsed or refractory B-cell precursor ALL was accepted for filing and granted Priority Review by the FDA in February 2017. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is in August 2017.

▪
Mylotarg (gemtuzumab ozogamicin) -- In July 2017, Pfizer announced that the FDA’s Oncologic Drug Advisory Committee (ODAC) voted 6-1 that Mylotarg in combination with chemotherapy has a favorable risk-benefit profile for patients with newly-diagnosed CD33-positive acute myeloid leukemia (AML). The role of the ODAC is to provide recommendations to the FDA. The PDUFA goal date for a decision by the FDA is in September 2017.

▪
Retacrit (proposed epoetin alpha biosimilar) -- In June 2017, Pfizer announced that it received a Complete Response Letter (CRL) from the FDA regarding the Company’s BLA for its proposed epoetin alfa biosimilar. This CRL relates to matters noted in a Warning Letter issued in February 2017 following a routine FDA inspection of Pfizer’s manufacturing facility in McPherson, Kansas in 2016. This facility was listed as the potential manufacturing site in the BLA for the proposed epoetin alfa biosimilar. The issues noted in the Warning Letter do not relate specifically to the manufacture of epoetin alfa. No additional clinical data was requested in the CRL. An ODAC voted in May 2017 to recommend this proposed biosimilar for approval.

▪
Sutent (sunitinib malate) -- In May 2017, Pfizer announced that a supplemental New Drug Application (sNDA) for Sutent was accepted for filing by the FDA. If approved, the sNDA would expand the approved use of Sutent to include use as an adjuvant treatment in adult patients at high risk of recurrent renal cell carcinoma (RCC) following nephrectomy (surgical removal of the cancer-containing kidney). In addition, the EMA has validated for review a Type II Variation application for Sutent in the same patient population. The PDUFA goal date for a decision by the FDA is in January 2018.

▪
Trumenba (Meningococcal Serogroup B Bivalent Recombinant Lipoprotein vaccine) -- In May 2017, Pfizer announced that the EC approved Trumenba for the prevention of invasive meningococcal disease caused by Neisseria meningitidis serogroup B in individuals 10 years of age and older.

▪
Vyndaqel (tafamidis) -- In June 2017, Pfizer announced that the FDA granted Fast Track designation to tafamidis, the Company’s investigational treatment for transthyretin cardiomyopathy (TTR-CM). This rare disease is associated with progressive heart failure and is universally fatal. Currently in Phase 3 clinical development for TTR-CM, tafamidis is being evaluated for its potential to reduce mortality and cardiovascular-related hospitalizations. The FDA’s Fast Track approach is a process designed to facilitate the development and expedite the review of new drugs and vaccines intended to treat or prevent serious conditions and address an unmet medical need. Vyndaqel was first approved in 2011 in the EU for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP) in adult patients with early-stage symptomatic polyneuropathy to delay peripheral neurologic impairment and is currently approved for TTR-FAP in 40 countries. Pfizer received a CRL from the FDA on its application to approve tafamidis for TTR-FAP in 2012; tafamidis is not approved in the U.S.

▪	Xeljanz (tofacitinib citrate)

–
In July 2017, Pfizer announced that the FDA accepted for review a sNDA for Xeljanz for the treatment of adult patients with moderately to severely active ulcerative colitis. The PDUFA goal date for a decision by the FDA is in March 2018.

–	In May 2017, Pfizer announced that the FDA accepted for review a sNDA for Xeljanz 5 mg twice daily for the treatment of adult patients with active psoriatic arthritis (PsA). A separate sNDA was also accepted for Xeljanz XR extended release 11 mg once daily use in PsA. The PDUFA goal date for a decision by the FDA is in December 2017. The FDA’s Arthritis Advisory Committee is scheduled to meet on August 3, 2017 to discuss the efficacy and safety data as well as benefit-risk considerations for these sNDAs.

▪
Xtandi (enzalutamide) -- In June 2017, Astellas Pharma Inc. (Astellas) and Pfizer announced the amendment of the protocol for the registrational PROSPER trial, a multi-national, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of Xtandi in patients with non-metastatic castration-resistant prostate cancer (CRPC). The primary endpoint of the PROSPER trial remains the same: metastasis-free survival. The main purpose of the amendment is to revise the plan for the analyses of the primary and several secondary endpoints, which allows for a reduction in the target sample size to approximately 1,440 from 1,560 patients. The companies now anticipate PROSPER top-line results will be disclosed later this year. Previously the expected primary completion date for PROSPER was June 2019. Xtandi is currently approved by the FDA for the treatment of patients with metastatic CRPC.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
Ertugliflozin (PF-04971729) -- In June 2017, Merck, known as MSD outside the U.S. and Canada, in partnership with Pfizer, announced that two Phase 3 studies (VERTIS MET and VERTIS SITA) of ertugliflozin, an investigational oral SGLT-2 inhibitor in development to help improve glycemic control in adults with type 2 diabetes, met their primary endpoints. In the studies, both doses of ertugliflozin tested (5 mg and 15 mg daily) achieved statistically significant reductions in A1C, a measure of average blood glucose over a two- to three-month timeframe, when added to metformin or in initial co-administration with sitagliptin. The results of these studies, along with 52-week extension data from three other studies in the VERTIS clinical development program of ertugliflozin, were presented at the 77th Scientific Sessions of the American Diabetes Association.

▪
PF-06439535 (proposed biosimilar bevacizumab) -- In July 2017, Pfizer announced that the REFLECTIONS B7391003 study, a comparative, confirmatory safety and efficacy study of PF-06439535 versus Avastin®(7) (bevacizumab), met its primary endpoint, demonstrating equivalence of objective response rate of PF-06439535 versus Avastin®(7), both taken in combination with carboplatin/paclitaxel, for the first line treatment of patients with advanced non-squamous non-small cell lung cancer.

▪
Talazoparib (MDV3800) -- In June 2017, Pfizer announced Phase 2 data showing that its investigational, dual-mechanism poly ADP ribose polymerase (PARP) inhibitor, talazoparib, demonstrated anti-tumor activity in patients with germline (inherited) BRCA1/2-positive (gBRCA+) advanced breast cancer. Results from the Phase 2 ABRAZO trial were presented during an oral session at the 53rd Annual Meeting of the American Society of Clinical Oncology (ASCO). ABRAZO is an open-label Phase 2, two-stage, single arm, parallel cohort study that investigated the clinical efficacy and safety of single-agent talazoparib in 83 evaluable, heavily pretreated gBRCA+ advanced breast cancer patients. The primary endpoint was objective response rate (ORR) by independent radiology review. Cohort 1 consisted of 49 patients who previously responded to platinum-based chemotherapy and subsequently developed disease progression. A 21% ORR (95% CI: 10-35) was observed in this group of patients. Cohort 2 consisted of 35 patients who developed disease progression following at least three lines of non-platinum-based therapy. This group of patients had a 37% ORR (95% CI: 22-55). Talazoparib is also being assessed in the open-label Phase 3 randomized, parallel, two-arm EMBRACA trial. EMBRACA is evaluating talazoparib vs. protocol-specific physician’s choice of chemotherapy in patients with advanced and/or metastatic gBRCA+ breast cancer who have received zero to three prior chemotherapy regimens for advanced disease. The EMBRACA trial has completed enrollment and top-line results are expected by January 2018.

▪
Tanezumab (PF-4383119) -- In June 2017, Pfizer and Eli Lilly and Company (Lilly) announced that the FDA granted Fast Track designation for tanezumab for the treatment of chronic pain in patients with osteoarthritis and chronic low back pain. Tanezumab is an investigational humanized monoclonal antibody that selectively targets, binds to and inhibits nerve growth factor (NGF). It is the first and only NGF inhibitor to receive Fast Track designation. In 2013, Pfizer and Lilly entered into a worldwide co-development and co-commercialization agreement for the advancement of tanezumab.

Corporate Developments

▪
In July 2017, Pfizer and Basilea Pharmaceutica Ltd. (Basilea) completed a licensing agreement whereby Pfizer obtained the exclusive commercialization rights in Europe to Cresemba (isavuconazole), a novel anti-fungal treatment for adult patients with diagnosed invasive aspergillosis and mucormycosis, two serious infections associated with high morbidity and mortality among immunocompromised patients. Under the terms of the agreement, Pfizer will have exclusive rights to distribute and commercialize Cresemba in Europe, including Austria, France, Germany, Italy and the United Kingdom, where it is currently available. These rights do not extend to the Nordic countries (Denmark, Finland, Norway, Sweden and Iceland). In addition, Pfizer will be responsible for additional Cresemba launches, predominantly in Europe, which are expected throughout 2017 and 2018. Basilea will remain the marketing authorization holder for the EU.

▪
In May 2017, Sangamo and Pfizer announced an exclusive, global collaboration and license agreement for the development and commercialization of gene therapy programs for Hemophilia A, including SB-525, one of Sangamo’s four lead product candidates. Under the terms of the agreement, Pfizer recorded $75 million in research and development expenses in the second quarter of 2017, which included an upfront payment of $70 million to Sangamo. Sangamo will be responsible for conducting the SB-525 Phase 1/2 clinical study and certain manufacturing activities. Pfizer will be operationally and financially responsible for subsequent research, development, manufacturing and commercialization activities for SB-525 and additional products, if any. Sangamo is eligible to receive potential milestone payments of up to $475 million, including up to $300 million for the development and commercialization of SB-525 and up to $175 million for additional Hemophilia A gene therapy product candidates that may be developed under the agreement. Sangamo will also receive tiered double-digit royalties on net sales. Additionally, Sangamo will be collaborating with Pfizer on manufacturing and technical operations utilizing viral delivery vectors.

▪
Pfizer announced in February 2017 that it had entered into an accelerated share repurchase agreement with Citibank N.A. (Citibank) to repurchase $5 billion of Pfizer’s common stock. Pursuant to the terms of the agreement, on February 6, 2017, Pfizer paid $5 billion to Citibank and received an initial delivery of approximately 126 million shares of Pfizer common stock from Citibank. Upon settlement of the agreement in May 2017 and pursuant to the agreement’s settlement terms, Citibank delivered approximately 24 million additional shares of Pfizer common stock to Pfizer. After giving effect to the accelerated share repurchase agreement, Pfizer’s remaining share-purchase authorization was approximately $6.4 billion as of August 1, 2017.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the Company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2017 and 2016. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflect the three and six months ending on July 2, 2017 and July 3, 2016 while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflect the three and six months ending on May 28, 2017 and May 29, 2016.

(4)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪	On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for the second quarter and first six months of 2017 reflect legacy Anacor operations.

▪	On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for the second quarter and first six months of 2017 reflect legacy Medivation operations.

▪
On December 22, 2016, Pfizer completed the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infective business, primarily outside the U.S. Therefore, financial results for the second quarter and first six months of 2017 reflect contributions from certain legacy AstraZeneca products.

▪
On February 3, 2017, Pfizer completed the sale of its global infusion therapy net assets, Hospira Infusion Systems (HIS). Therefore, financial results for second-quarter 2017 do not reflect any contribution from legacy HIS operations while the first six months of 2017 reflect approximately one month of legacy HIS domestic operations and approximately two months of legacy HIS international operations.(3) Financial results for the second quarter and first six months of 2016 reflect three and six months of legacy HIS global operations, respectively.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2017 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of July 2, 2017, including any one-time upfront payments associated with such transactions.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect through June 2017 and mid-July 2017 exchange rates for the remainder of the year.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Reflects the anticipated negative impact of $0.2 billion on revenues and $0.01 on Adjusted diluted EPS(2) as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2016.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of between 6.0 and 6.1 billion shares, which reflects the impact of the $5 billion accelerated share repurchase agreement executed in February 2017 and completed in May 2017.

(7)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2017	2016	(Decr.)	2017	2016	(Decr.)
Revenues	$12,896	$13,147	(2)	$25,675	$26,152	(2)
Costs and expenses:
Cost of sales(2), (3)	2,663	3,174	(16)	5,134	6,026	(15)
Selling, informational and administrative expenses(2), (3)	3,425	3,471	(1)	6,733	6,856	(2)
Research and development expenses(2), (3)	1,780	1,748	2	3,487	3,478	—
Amortization of intangible assets(3)	1,208	961	26	2,394	1,966	22
Restructuring charges and certain acquisition-related costs(4)	70	316	(78)	228	457	(50)
Other (income)/deductions––net(5)	(66)	1,068	*	(68)	1,398	*

Income from continuing operations before provision for taxes on income	3,815	2,410	58	7,767	5,971	30
Provision for taxes on income(6), (7)	739	347	*	1,560	861	81
Income from continuing operations(7)	3,077	2,062	49	6,207	5,110	21
Discontinued operations––net of tax	2	1	*	1	1	*
Net income before allocation to noncontrolling interests(7)	3,078	2,063	49	6,208	5,111	21
Less: Net income attributable to noncontrolling interests	5	16	(66)	14	25	(45)
Net income attributable to Pfizer Inc.(7)	$3,073	$2,047	50	$6,194	$5,085	22

Earnings per common share––basic(7):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.34	53	$1.04	$0.83	24
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.34	53	$1.04	$0.83	24

Earnings per common share––diluted(7):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.33	53	$1.02	$0.82	24
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.33	53	$1.02	$0.82	24
Weighted-average shares used to calculate earnings per common share:
Basic	5,958	6,068		5,982	6,110
Diluted(7)	6,037	6,149		6,065	6,188

*	Calculation not meaningful or greater than 100%.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended July 2, 2017 and July 3, 2016. Subsidiaries operating outside the U.S. are included for the three and six months ended May 28, 2017 and May 29, 2016.

The financial results for the three and six months ended July 2, 2017 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH's operating results through February 2, 2017 and, therefore, our financial results, and EH's operating results, for the second quarter of 2017 do not reflect HIS global operations, while our financial results, and EH's operating results, for the second quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH's operating results, for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH's operating results, for the first six months of 2016 reflect six months of HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH's operating results, for the second quarter and first six months of 2017 reflect approximately three months and five months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH's operating results, for the second quarter and first six months of 2016 do not include Medivation operations and include only five days of Anacor operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $14 million in the second quarter of 2017 and $59 million for the first six months of 2017 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of mainly Anacor for the second quarter of 2017 and mainly Anacor and Medivation for the first six months of 2017; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $6 million in the second quarter of 2017 and $18 million for the first six months of 2017, virtually all of which are directly related to our acquisition of Medivation; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $50 million in the second quarter of 2017 and $151 million for the first six months of 2017, primarily related to our acquisitions of Hospira, Inc. (Hospira) and Medivation.

Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $141 million in the second quarter of 2016 and $170 million for the first six months of 2016 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $36 million in the second quarter of 2016, most of which are directly related to our acquisition of Anacor, and $60 million for the first six months of 2016, most of which include costs related to the Anacor acquisition, as well as the terminated transaction with Allergan plc (Allergan); and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $139 million in the second quarter of 2016 and $227 million for the first six months of 2016, primarily related to our acquisition of Hospira and the terminated transaction with Allergan.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Interest income(a)	$(94)	$(122)	$(175)	$(234)
Interest expense(a)	312	292	621	598
Net interest expense	218	170	446	363
Royalty-related income(b)	(105)	(274)	(191)	(461)
Certain legal matters, net(c)	3	261	11	534
Net gains on asset disposals(d)	(62)	(31)	(194)	(39)
Loss on sale of HIS net assets(e)	28	—	64	—
Certain asset impairments(f)	—	816	13	947
Business and legal entity alignment costs(g)	17	60	38	111
Other, net(h)	(164)	66	(254)	(57)
Other (income)/deductions––net	$(66)	$1,068	$(68)	$1,398

(a)
Interest income decreased in the second quarter and first six months of 2017, primarily due to lower investment returns driven by a lower investment balance. Interest expense increased in the second quarter and first six months of 2017, primarily as a result of higher interest rates, offset, in part, by the retirement of high-coupon debt and the issuance of new low-coupon debt.

(b)
Royalty-related income decreased in the second quarter and first six months of 2017, primarily due to lower royalty income for Enbrel of $157 million and $275 million, respectively, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by the addition of Xtandi royalty-related income of $51 million and $87 million, respectively.

(c)
In the second quarter and first six months of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, the first six months of 2016 includes a settlement related to a patent matter.

(d)
In the second quarter of 2017, primarily includes gains on sales of investments in equity and debt securities, including a gain on the redemption of an acquired bond (approximately $64 million) and gains on sales/out-licensing of product and compound rights (approximately $27 million), partially offset by a net loss related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A. (Teuto), including the extinguishment of a put option for the remaining 60% ownership interest (approximately $30 million). In the first six months of 2017, primarily includes gains on sales of investments in equity and debt securities, including a gain on the redemption of an acquired bond (approximately $118 million), gains on sales/out-licensing of product and compound rights (approximately $69 million) and a gain on sale of property (approximately $50 million), partially offset by the net loss related to the sale of our investment in Teuto discussed above. In the first six months of 2016, primarily includes gains on sales/out-licensing of product and compound rights (approximately $31 million).

(e)
In the second quarter and first six months of 2017, represents incremental charges to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc.

(f)
In the second quarter and first six months of 2016, primarily includes (i) intangible asset impairment charges of $641 million, primarily related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an in-process research and development compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; and (ii) impairment losses of $130 million in the second quarter of 2016 and $211 million in the first six months of 2016 related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China. The first six months of 2016 also includes an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Teuto.

(g)
In the second quarter and first six months of 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(h)
In the second quarter and first six months of 2017, primarily includes, among other things, dividend income of $114 million and $157 million, respectively, from our investment in ViiV Healthcare Limited. In the second quarter and first six months of 2016, primarily includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction. The first six months of 2016 also includes income of $116 million from resolution of a contract disagreement.

(6)
The increase in the effective tax rate for second-quarter 2017 compared to second-quarter 2016 was primarily due to an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. The increase in the effective tax rate for the first six months of 2017 compared to the first six months of 2016 was primarily due to (i) the non-recurrence of benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, (ii) the non-recurrence of benefits associated with our Venezuela operations, as well as (iii) a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, partially offset by (iv) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

(7)
Amounts for the second quarter and first six months of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $28 million in the second quarter of 2016 and $50 million in the first six months of 2016) and (ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, that the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,896	$—	$—	$—	$—	$12,896
Cost of sales(6), (7)	2,663	(10)	(9)	—	(50)	2,595
Selling, informational and administrative expenses(6), (7)	3,425	(10)	—	—	(30)	3,385
Research and development expenses(6), (7)	1,780	1	—	—	(11)	1,771
Amortization of intangible assets(7)	1,208	(1,167)	—	—	—	41
Restructuring charges and certain acquisition-related costs	70	—	(59)	—	(11)	—
Other (income)/deductions––net	(66)	(15)	—	—	(89)	(170)
Income from continuing operations before provision for taxes on income	3,815	1,201	68	—	191	5,275
Provision for taxes on income	739	344	22	—	103	1,207
Income from continuing operations	3,077	857	46	—	88	4,068
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income attributable to noncontrolling interests	5	—	—	—	—	5
Net income attributable to Pfizer Inc.	3,073	857	46	(2)	88	4,063
Earnings per common share attributable to Pfizer Inc.––diluted	0.51	0.14	0.01	—	0.01	0.67

	Six Months Ended July 2, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$25,675	$—	$—	$—	$—	$25,675
Cost of sales(6), (7)	5,134	(17)	(12)	—	(76)	5,029
Selling, informational and administrative expenses(6), (7)	6,733	(16)	—	—	(44)	6,673
Research and development expenses(6), (7)	3,487	5	—	—	(17)	3,476
Amortization of intangible assets(7)	2,394	(2,318)	—	—	—	76
Restructuring charges and certain acquisition-related costs	228	—	(180)	—	(47)	—
Other (income)/deductions––net	(68)	(28)	—	—	(163)	(258)
Income from continuing operations before provision for taxes on income	7,767	2,373	192	—	348	10,679
Provision for taxes on income	1,560	684	64	—	102	2,410
Income from continuing operations	6,207	1,689	128	—	246	8,269
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	14	—	—	—	—	14
Net income attributable to Pfizer Inc.	6,194	1,689	128	(1)	246	8,255
Earnings per common share attributable to Pfizer Inc.––diluted	1.02	0.28	0.02	—	0.04	1.36
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS -
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,147	$—	$—	$—	$—	$13,147
Cost of sales(6), (7)	3,174	(52)	—	—	(60)	3,062
Selling, informational and administrative expenses(6), (7)	3,471	(7)	—	—	(21)	3,443
Research and development expenses(6), (7)	1,748	(1)	—	—	(6)	1,740
Amortization of intangible assets(7)	961	(930)	—	—	—	31
Restructuring charges and certain acquisition-related costs	316	—	(202)	—	(114)	—
Other (income)/deductions––net	1,068	7	—	—	(1,305)	(230)
Income from continuing operations before provision for taxes on income	2,410	984	202	—	1,506	5,101
Provision for taxes on income(8)	347	272	73	—	463	1,156
Income from continuing operations(8)	2,062	712	129	—	1,042	3,945
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	16	—	—	—	—	16
Net income attributable to Pfizer Inc.(8)	2,047	712	129	(1)	1,042	3,929
Earnings per common share attributable to Pfizer Inc.––diluted(8)	0.33	0.12	0.02	—	0.17	0.64

	Six Months Ended July 3, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$26,152	$—	$—	$—	$—	$26,152
Cost of sales(6), (7)	6,026	(252)	—	—	(147)	5,627
Selling, informational and administrative expenses(6), (7)	6,856	(8)	—	—	(36)	6,811
Research and development expenses(6), (7)	3,478	1	—	—	(16)	3,463
Amortization of intangible assets(7)	1,966	(1,905)	—	—	—	61
Restructuring charges and certain acquisition-related costs	457	—	(317)	—	(140)	—
Other (income)/deductions––net	1,398	27	—	—	(1,805)	(380)
Income from continuing operations before provision for taxes on income	5,971	2,137	317	—	2,144	10,569
Provision for taxes on income(8)	861	596	(26)	—	1,007	2,438
Income from continuing operations(8)	5,110	1,541	344	—	1,136	8,131
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.(8)	5,085	1,541	344	(1)	1,136	8,105
Earnings per common share attributable to Pfizer Inc.––diluted(8)	0.82	0.25	0.06	—	0.18	1.31
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and six months ended July 2, 2017 and July 3, 2016. Subsidiaries operating outside the U.S. are included for the three and six months ended May 28, 2017 and May 29, 2016.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH's operating results through February 2, 2017 and, therefore, our financial results, and EH's operating results, for the second quarter of 2017 do not reflect HIS global operations, while our financial results, and EH's operating results, for the second quarter of 2016 reflect three months of HIS global operations. Our financial results, and EH's operating results, for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH's operating results, for the first six months of 2016 reflect six months of HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in our consolidated financial statements commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, our financial results, and EH's operating results, for the second quarter and first six months of 2017 reflect approximately three months and five months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The financial results of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, our financial results, and IH's operating results, for the second quarter and first six months of 2016 do not include Medivation operations and include only five days of Anacor operations.

(3)	Acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$3	$26	$12	$30
Transaction costs(a)	6	36	18	60
Integration costs(a)	50	139	151	227
Additional depreciation––asset restructuring(b)	9	—	12	—
Total acquisition-related costs––pre-tax	68	202	192	317
Income taxes(c)	(22)	(73)	(64)	26
Total acquisition-related costs––net of tax	$46	$129	$128	$344

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In the second quarter and first six months of 2017, restructuring charges primarily relate to our acquisition of Anacor. Transaction costs represent external costs for banking, legal, accounting and other similar services, virtually all of which in the second quarter and first six months of 2017 are directly related to our acquisition of Medivation. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the second quarter and first six months of 2017, integration costs primarily relate to our acquisitions of Hospira, Inc. (Hospira) and Medivation. In the second quarter and first six months of 2016, restructuring charges primarily relate to our acquisitions of Hospira and Anacor. Transaction costs in the second quarter of 2016 mostly relate to our acquisition of Anacor, and in the first six months of 2016, mostly relate to our acquisition of Anacor and the terminated transaction with Allergan plc (Allergan). In the second quarter and first six months of 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first six months of 2016 were unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Restructuring charges(a)	$11	$114	$47	$140
Implementation costs and additional depreciation––asset restructuring(b)	74	117	116	228
Certain legal matters, net(c)	—	261	8	546
Loss on sale of HIS net assets(d)	28	—	64	—
Certain asset impairments(e)	—	816	—	947
Business and legal entity alignment costs(f)	17	60	38	111
Other(g)	61	138	74	172
Total certain significant items––pre-tax	191	1,506	348	2,144
Income taxes(h)	(103)	(463)	(102)	(1,007)
Total certain significant items––net of tax	$88	$1,042	$246	$1,136

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($48 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($11 million) for second-quarter 2017. Included in Cost of sales ($75 million), Selling, informational and administrative expenses ($24 million) and Research and development expenses ($17 million) for the first six months of 2017. Virtually all included in Cost of sales ($90 million), Selling, informational and administrative expenses ($20 million) and Research and development expenses ($6 million) for second-quarter 2016. Virtually all included in Cost of sales ($180 million), Selling, informational and administrative expenses ($33 million) and Research and development expenses ($14 million) for the first six months of 2016.

(c)
Included in Other (income)/deductions––net. In the second quarter and first six months of of 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra that was pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, the first six months of 2016 includes a settlement related to a patent matter.

(d)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2017, represents incremental charges to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical.

(e)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2016, primarily includes (i) intangible asset impairment charges of $641 million, primarily related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an in-process research and development compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; and (ii) impairment losses of $130 million in the second quarter of 2016 and $211 million in the first six months of 2016 related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China. The first six months of 2016 also includes an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. (Teuto).

(f)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2017 and 2016, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
For second-quarter 2017, virtually all included in Other (income)/deductions––net ($45 million) and Selling, informational and administrative expenses ($15 million). In the first six months of 2017, virtually all included in Other (income)/deductions––net ($52 million) and Selling, informational and administrative expenses ($20 million). For the second quarter and first six months of 2016, primarily all included in Other (income)/deductions––net. In the second quarter and first six months of 2017, includes a net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest. In the second quarter and first six months of 2016, primarily includes $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(h)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first six months of 2016 were favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, as well as benefits associated with our Venezuela operations.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)
GAAP Reported and Non-GAAP Adjusted amounts for the second quarter and first six months of 2016 have been revised from previously reported amounts to reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring: (i) excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of share-based compensation to be recognized as a component of the Provision for taxes on income (the net tax benefit was $28 million in the second quarter of 2016 and $50 million for the first six months of 2016) and (ii) in the diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Second-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,671	$5,226	$—	$12,896	$—	$12,896
Cost of sales	982	1,421	192	2,595	69	2,663
% of revenue	12.8%	27.2%	*	20.1%	*	20.7%
Selling, informational and administrative expenses	1,664	777	944	3,385	40	3,425
Research and development expenses	548	255	968	1,771	9	1,780
Amortization of intangible assets	24	17	—	41	1,167	1,208
Restructuring charges and certain acquisition-related costs	—	—	—	—	70	70
Other (income)/deductions––net	(212)	(32)	74	(170)	104	(66)
Income/(loss) from continuing operations before provision for taxes on income	4,666	2,787	(2,179)	5,275	(1,459)	3,815

	Six Months Ended July 2, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$15,086	$10,590	$—	$25,675	$—	$25,675
Cost of sales	1,830	2,872	327	5,029	104	5,134
% of revenue	12.1%	27.1%	*	19.6%	*	20.0%
Selling, informational and administrative expenses	3,178	1,485	2,010	6,673	60	6,733
Research and development expenses	1,071	506	1,899	3,476	12	3,487
Amortization of intangible assets	50	26	—	76	2,318	2,394
Restructuring charges and certain acquisition-related costs	—	—	—	—	228	228
Other (income)/deductions––net	(359)	(93)	193	(258)	191	(68)
Income/(loss) from continuing operations before provision for taxes on income	9,316	5,793	(4,430)	10,679	(2,913)	7,767

	Second-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,105	$6,042	$—	$13,147	$—	$13,147
Cost of sales	997	1,678	388	3,062	112	3,174
% of revenue	14.0%	27.8%	*	23.3%	*	24.1%
Selling, informational and administrative expenses	1,615	885	943	3,443	28	3,471
Research and development expenses	583	308	849	1,740	7	1,748
Amortization of intangible assets	24	7	—	31	930	961
Restructuring charges and certain acquisition-related costs	—	—	—	—	316	316
Other (income)/deductions––net	(292)	(34)	96	(230)	1,298	1,068
Income/(loss) from continuing operations before provision for taxes on income	4,179	3,198	(2,276)	5,101	(2,691)	2,410

	Six Months Ended July 3, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$14,139	$12,013	$—	$26,152	$—	$26,152
Cost of sales	1,891	3,131	605	5,627	399	6,026
% of revenue	13.4%	26.1%	*	21.5%	*	23.0%
Selling, informational and administrative expenses	3,300	1,622	1,889	6,811	44	6,856
Research and development expenses	1,145	584	1,734	3,463	15	3,478
Amortization of intangible assets	48	13	—	61	1,905	1,966
Restructuring charges and certain acquisition-related costs	—	—	—	—	457	457
Other (income)/deductions––net	(528)	(194)	342	(380)	1,778	1,398
Income/(loss) from continuing operations before provision for taxes on income	8,282	6,857	(4,570)	10,569	(4,598)	5,971
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment.

On February 3, 2017, we completed the sale of our global infusion therapy net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH's operating results through February 2, 2017 and, therefore, EH's operating results for the second quarter of 2017 do not reflect HIS global operations, while EH's operating results for the second quarter of 2016 reflect three months of HIS global operations. EH's operating results for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH's operating results for the first six months of 2016 reflect six months of HIS global operations.
The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in EH's operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH's operating results for the second quarter and first six months of 2017 reflect approximately three months and five months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.
The commercial operations of Medivation, Inc. (Medivation) and Anacor Pharmaceuticals, Inc. (Anacor) are included in IH's operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH's operating results for the second quarter and first six months of 2016 do not include Medivation operations and include only five days of Anacor operations.

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars, select branded products including anti-infectives and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Inflectra/Remsima - Several sterile injectable products
Second Quarter of 2017 vs. Second Quarter of 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.2 percentage points, primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, as well as the favorable impact of foreign exchange, partially offset by an increase in royalty expense.

•	The decrease in Cost of sales of 2% was primarily driven by the favorable impact of foreign exchange and favorable product mix, partially offset by an increase in royalty expense.

•
The increase in Selling, informational and administrative expenses of 3% was primarily driven by additional investment across several of our key products, partially offset by lower spending for certain other products and the favorable impact of foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The decrease in Research and development expenses of 6% primarily reflects the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016, partially offset by increased costs associated with our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017, our oncology programs, primarily clinical trial spend on legacy Medivation assets, as well as an expense resulting from our May 2017 agreement with Sangamo Therapeutics, Inc. (Sangamo) to develop and commercialize gene therapy programs for Hemophilia A.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a net decrease in royalty income, primarily due to lower royalty income for Enbrel, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by an increase in dividend income from our investment in ViiV Healthcare Limited (ViiV) and the addition of Xtandi royalty income.

Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH's operating results through February 2, 2017 and, therefore, operating results for EH for the second quarter of 2017 do not reflect HIS global operations, while operating results for EH for the second quarter of 2016 reflect three months of HIS global operations.

•
Cost of sales as a percentage of Revenues decreased 0.6 percentage points primarily due to the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange, partially offset by cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity.

•
The decrease in Cost of sales of 15% was primarily due to the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange, partially offset by cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 12%, primarily due to lower advertising, promotional, field force and certain other expenses related to disputes in the ordinary course of business, as well as the favorable impact of the sale of HIS, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•	Research and development expenses decreased 17% primarily due to the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.
First Six Months of 2017 vs. First Six Months of 2016
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues decreased 1.2 percentage points, driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, as well as the favorable impact of foreign exchange, partially offset by an increase in royalty expense.

•	The decrease in Cost of sales of 3% was primarily driven by favorable product mix and favorable foreign exchange, partially offset by an increase in royalty expense.

•
The decrease in Selling, informational and administrative expenses of 4% was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016, lower spending for certain products and favorable foreign exchange, partially offset by additional investment across several of our key products.

•
The decrease in Research and development expenses of 6% primarily reflects the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016, partially offset by increased costs associated with our oncology programs, including clinical trial spend on legacy Medivation assets, our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017, as well as an expense resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a net decrease in royalty income, primarily due to lower royalty income for Enbrel, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

the agreement expired on October 31, 2013), partially offset by the addition of Xtandi royalty income and an increase in dividend income from our investment in ViiV.
Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH's operating results through February 2, 2017 and, therefore, operating results for EH for the first six months of 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for EH for the first six months of 2016 reflect six months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.1 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange.

•
The decrease in Cost of sales of 8% primarily reflects the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange, partially offset by cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 8% primarily due to lower advertising, promotional, field force and certain other expenses related to disputes in the ordinary course of business, as well as the favorable impact of the sale of HIS and the favorable impact of foreign exchange, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•	Research and development expenses decreased 13% primarily due to the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016, partially offset by a gain on the redemption of an acquired bond and the favorable impact of foreign exchange.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Second-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	(5)	197	192
Selling, informational and administrative expenses	—	—	942	3	944
Research and development expenses	580	187	202	(1)	968
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(9)	—	83	1	74
Loss from continuing operations before provision for taxes on income	$(571)	$(187)	$(1,222)	$(199)	$(2,179)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended July 2, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	(31)	358	327
Selling, informational and administrative expenses	—	(1)	2,003	8	2,010
Research and development expenses	1,106	367	422	4	1,899
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(28)	—	173	48	193
Loss from continuing operations before provision for taxes on income	$(1,079)	$(366)	$(2,566)	$(418)	$(4,430)

	Second-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	51	337	388
Selling, informational and administrative expenses	—	—	909	33	943
Research and development expenses	527	161	156	6	849
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(13)	—	173	(64)	96
Loss from continuing operations before provision for taxes on income	$(514)	$(161)	$(1,289)	$(312)	$(2,276)

	Six Months Ended July 3, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	91	514	605
Selling, informational and administrative expenses	—	—	1,837	52	1,889
Research and development expenses	1,054	315	354	11	1,734
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(27)	—	399	(29)	342
Loss from continuing operations before provision for taxes on income	$(1,028)	$(315)	$(2,680)	$(548)	$(4,570)

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. We have reclassified approximately $34 million and $61 million of Medical costs from Other Business Activities to Corporate in the second quarter and first six months of 2016, respectively, to conform to current period presentation.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for the first six months of 2017, we estimate that Other costs, as described above, for combined WRD and GPD costs of $1.4 billion, and combined Corporate and Other Unallocated costs of $2.6 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $470 million for the first six months of 2017 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $96 million for the first six months of 2017 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	Six Months Ended July 2, 2017
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b),(c)
Revenues	$15,086	$—	$—	$15,086
Cost of sales	1,830	—	26	1,857
Selling, informational and administrative expenses	3,178	(1)	1,176	4,353
Research and development expenses	1,071	1,461	393	2,924
Amortization of intangible assets	50	—	—	50
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(359)	(28)	(73)	(459)
Income from continuing operations before provision for taxes on income	9,316	(1,432)	(1,521)	6,362

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended July 2, 2017
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a),(c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b),(c)
Revenues	$10,590	$—	$—	$10,590
Cost of sales	2,872	—	301	3,173
Selling, informational and administrative expenses	1,485	—	835	2,321
Research and development expenses	506	13	33	552
Amortization of intangible assets	26	—	—	26
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(93)	—	(80)	(173)
Income from continuing operations before provision for taxes on income	5,793	(13)	(1,089)	4,691

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note 2 above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•
WRD/GPD––The information provided in the table above for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note 4 below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2017 and 2016. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2017 and 2016.

PFIZER INC. - REVENUES
SECOND-QUARTER 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,896	$13,147	(2%)	—	$6,345	$6,370	—	$6,551	$6,777	(3%)	—
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,671	$7,105	8%	9%	$4,437	$3,950	12%	$3,233	$3,156	2%	5%
Internal Medicine	$2,412	$2,190	10%	11%	$1,732	$1,577	10%	$680	$613	11%	13%
Lyrica IH(c)	1,101	1,048	5%	5%	835	788	6%	266	260	3%	4%
Eliquis alliance revenues and direct sales	605	404	50%	52%	347	221	57%	258	183	41%	46%
Viagra IH(d)	255	300	(15%)	(15%)	248	292	(15%)	8	8	(6%)	(3%)
Chantix/Champix	248	213	16%	17%	184	148	24%	64	65	(2%)	—
Toviaz	62	67	(8%)	(6%)	20	24	(19%)	43	43	(2%)	2%
BMP2	57	61	(6%)	(6%)	56	61	(8%)	1	—	*	*
All other Internal Medicine	84	97	(13%)	(13%)	44	43	3%	40	55	(26%)	(25%)
Vaccines	$1,270	$1,365	(7%)	(5%)	$670	$792	(15%)	$600	$573	5%	9%
Prevnar 13/Prevenar 13	1,154	1,258	(8%)	(7%)	645	768	(16%)	510	490	4%	8%
FSME/IMMUN-TicoVac	50	42	18%	23%	—	—	—	50	42	18%	23%
All other Vaccines	66	65	1%	6%	25	24	6%	41	41	(1%)	6%
Oncology	$1,589	$1,101	44%	46%	$1,120	$755	48%	$468	345	36%	40%
Ibrance	853	514	66%	67%	727	502	45%	126	12	*	*
Sutent	279	285	(2%)	—	106	107	(1%)	173	178	(3%)	—
Xalkori	155	137	13%	15%	63	62	2%	91	75	22%	26%
Xtandi alliance revenues	141	—	*	*	141	—	*	—	—	—	—
Inlyta	88	108	(19%)	(17%)	34	45	(24%)	54	63	(15%)	(12%)
Bosulif	59	41	44%	45%	39	29	38%	19	12	57%	62%
All other Oncology	14	16	(11%)	(11%)	9	10	(9%)	5	6	(14%)	(14%)
Inflammation & Immunology (I&I)	$992	$999	(1%)	1%	$318	$189	68%	$674	$810	(17%)	(15%)
Enbrel (Outside the U.S. and Canada)	617	766	(20%)	(17%)	—	—	—	617	766	(20%)	(17%)
Xeljanz	336	217	55%	56%	290	189	53%	47	28	68%	70%
Eucrisa	9	—	*	*	9	—	*	—	—	—	—
All other I&I	31	16	90%	90%	20	—	*	11	16	(31%)	(31%)
Rare Disease	$562	$614	(8%)	(6%)	$168	$196	(14%)	$394	$418	(6%)	(2%)
BeneFIX	153	183	(16%)	(15%)	69	79	(13%)	84	104	(19%)	(16%)
Refacto AF/Xyntha	139	139	—	4%	31	32	(3%)	108	107	1%	6%
Genotropin	135	152	(12%)	(10%)	26	37	(31%)	109	115	(5%)	(3%)
Somavert	61	59	3%	6%	23	20	15%	38	39	(3%)	1%
All other Rare Disease	74	81	(8%)	(6%)	18	27	(31%)	56	54	4%	6%
Consumer Healthcare	$846	$837	1%	2%	$430	$441	(3%)	$416	$395	5%	7%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,226	$6,042	(14%)	(12%)	$1,908	$2,420	(21%)	$3,318	$3,621	(8%)	(5%)
Legacy Established Products (LEP)(f)	$2,707	$2,864	(5%)	(3%)	$868	$971	(11%)	$1,840	$1,894	(3%)	—
Lipitor	445	461	(3%)	—	35	44	(21%)	410	417	(2%)	2%
Premarin family	245	251	(2%)	(2%)	232	236	(2%)	13	15	(12%)	(12%)
Norvasc	231	240	(4%)	—	9	10	(5%)	221	230	(4%)	—
EpiPen	90	93	(4%)	(3%)	72	79	(9%)	17	14	25%	30%
Xalatan/Xalacom	81	94	(13%)	(12%)	5	6	(18%)	77	88	(13%)	(12%)
Relpax	60	87	(31%)	(30%)	38	63	(39%)	22	24	(9%)	(7%)
Zithromax	62	67	(9%)	(4%)	1	1	(21%)	61	66	(8%)	(4%)
Effexor	73	67	8%	11%	21	20	1%	52	47	12%	15%
Zoloft	69	77	(11%)	(8%)	10	16	(38%)	59	61	(4%)	(1%)
Xanax	52	55	(6%)	(5%)	12	12	3%	40	44	(9%)	(7%)
All other LEP	1,300	1,371	(5%)	(3%)	433	483	(10%)	867	888	(2%)	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,444	$1,497	(4%)	(2%)	$793	$837	(5%)	$651	$660	(1%)	2%
Medrol	123	115	7%	8%	81	71	14%	42	44	(3%)	(1%)
Sulperazon	110	105	4%	10%	—	—	—	110	105	4%	10%
Fragmin	71	82	(14%)	(9%)	5	8	(41%)	66	74	(11%)	(6%)
Precedex	67	66	2%	1%	43	40	6%	25	26	(5%)	(7%)
Tygacil	57	59	(3%)	(2%)	9	11	(16%)	48	48	—	1%
All other SIP	1,016	1,070	(5%)	(4%)	656	707	(7%)	360	363	(1%)	2%
Peri-LOE Products(h)	$782	$1,111	(30%)	(27%)	$92	$251	(63%)	$690	$860	(20%)	(17%)
Celebrex	178	183	(3%)	—	25	30	(17%)	153	153	—	3%
Lyrica EH(c)	154	214	(28%)	(25%)	—	—	—	154	214	(28%)	(25%)
Vfend	101	162	(38%)	(36%)	3	12	(78%)	99	151	(35%)	(32%)
Viagra EH(d)	93	101	(7%)	(3%)	—	—	—	93	101	(7%)	(3%)
Pristiq	46	194	(76%)	(76%)	5	157	(97%)	41	37	9%	9%
Zyvox	75	114	(34%)	(32%)	9	19	(50%)	66	95	(31%)	(29%)
Revatio	67	74	(10%)	(9%)	32	25	27%	35	49	(28%)	(27%)
All other Peri-LOE Products	68	69	(2%)	2%	18	9	*	50	61	(17%)	(13%)
Biosimilars(i)	$121	$78	55%	60%	$23	$—	*	$98	$78	25%	31%
Inflectra/Remsima	94	45	*	*	23	—	*	71	45	57%	64%
All other Biosimilars	27	33	(18%)	(15%)	—	—	—	27	33	(18%)	(15%)
Pfizer CentreOne(j)	$171	$196	(13%)	(12%)	$132	$131	—	$39	$65	(39%)	(38%)
Hospira Infusion Systems (HIS)(k)	$—	$295	*	*	$—	$230	*	$—	$65	*	*
Total Lyrica(c)	$1,254	$1,261	(1%)	—	$835	$788	6%	$420	$473	(11%)	(9%)
Total Viagra(d)	$349	$401	(13%)	(12%)	$248	$292	(15%)	$101	$109	(7%)	(3%)
Total Alliance revenues	$715	$376	90%	92%	$506	$223	*	$209	$154	36%	42%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,124	$2,418	(12%)	(8%)	$1,611	$1,713	(6%)	(5%)	$2,815	$2,646	6%	9%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,307	$1,371	(5%)	—	$844	$853	(1%)	—	$1,082	$932	16%	18%
Internal Medicine	$181	$129	40%	48%	$354	$359	(1%)	(1%)	$145	$125	16%	17%
Lyrica IH(c)	—	—	—	—	209	204	3%	3%	57	56	2%	4%
Eliquis alliance revenues and direct sales	143	96	49%	57%	68	57	19%	21%	47	30	59%	58%
Viagra IH(d)	—	—	—	—	8	8	(6%)	(3%)	—	—	—	—
Chantix/Champix	18	20	(8%)	(1%)	36	37	(2%)	(2%)	10	8	16%	14%
Toviaz	16	18	(10%)	(5%)	24	22	10%	11%	2	3	(34%)	(28%)
BMP2	1	—	*	*	—	—	—	—	—	—	—	—
All other Internal Medicine	2	(5)	*	*	9	32	(71%)	(70%)	29	28	4%	6%
Vaccines	$205	$210	(3%)	3%	$99	$108	(9%)	(8%)	$296	$254	17%	22%
Prevnar 13/Prevenar 13	138	145	(5%)	—	96	107	(10%)	(10%)	276	238	16%	21%
FSME/IMMUN-TicoVac	40	32	22%	27%	—	—	—	—	10	10	6%	9%
All other Vaccines	28	33	(16%)	(11%)	2	1	81%	82%	10	7	53%	74%
Oncology	$238	$156	53%	60%	$83	$80	4%	5%	$147	$109	34%	37%
Ibrance	86	3	*	*	7	—	*	*	33	9	*	*
Sutent	78	83	(6%)	(1%)	30	31	(4%)	(3%)	65	64	2%	4%
Xalkori	44	36	24%	30%	14	15	(7%)	(7%)	33	24	38%	42%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	18	27	(33%)	(29%)	22	26	(14%)	(13%)	14	10	31%	36%
Bosulif	11	7	59%	68%	8	5	56%	58%	1	1	42%	37%
All other Oncology	1	1	46%	49%	2	3	(29%)	(28%)	1	2	(18%)	(20%)
Inflammation & Immunology (I&I)	$353	$509	(31%)	(27%)	$136	$135	—	1%	$186	$166	11%	11%
Enbrel (Outside Canada)	350	504	(31%)	(27%)	99	105	(6%)	(6%)	168	157	7%	6%
Xeljanz	6	5	21%	25%	23	13	71%	73%	17	9	89%	92%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(3)	—	*	*	14	16	(15%)	(14%)	—	—	—	—
Rare Disease	$219	$248	(12%)	(7%)	$97	$103	(6%)	(6%)	$78	$67	17%	20%
BeneFIX	47	64	(27%)	(22%)	24	30	(18%)	(18%)	13	9	35%	38%
Refacto AF/Xyntha	73	80	(9%)	(4%)	14	12	12%	12%	21	14	48%	54%
Genotropin	43	47	(10%)	(5%)	41	44	(7%)	(6%)	25	24	8%	9%
Somavert	30	31	(3%)	1%	5	4	—	2%	3	3	(3%)	2%
All other Rare Disease	27	25	7%	12%	13	13	6%	7%	16	16	(2%)	(4%)
Consumer Healthcare	$110	$118	(6%)	(1%)	$76	$67	12%	15%	$230	$210	9%	10%
PFIZER ESSENTIAL HEALTH (EH)(e)	$817	$1,047	(22%)	(18%)	$767	$861	(11%)	(10%)	$1,733	$1,713	1%	5%
Legacy Established Products (LEP)(f)	$345	$393	(12%)	(8%)	$478	$515	(7%)	(7%)	$1,017	$985	3%	7%
Lipitor	43	47	(8%)	(4%)	56	61	(8%)	(9%)	311	309	1%	6%
Premarin family	1	1	(62%)	(57%)	6	7	(6%)	(4%)	6	7	(8%)	(10%)
Norvasc	15	18	(17%)	(14%)	53	65	(18%)	(18%)	153	147	4%	10%
EpiPen	—	—	—	—	17	14	25%	30%	—	—	—	—
Xalatan/Xalacom	15	19	(19%)	(15%)	36	41	(12%)	(12%)	25	28	(9%)	(11%)
Relpax	8	9	(14%)	(10%)	11	11	(5%)	(4%)	4	4	(9%)	(7%)
Zithromax	9	11	(18%)	(14%)	11	14	(22%)	(21%)	41	42	(2%)	5%
Effexor	14	16	(15%)	(11%)	18	12	59%	61%	20	19	6%	10%
Zoloft	8	9	(12%)	(7%)	18	24	(25%)	(25%)	33	28	16%	22%
Xanax	16	21	(22%)	(19%)	4	5	(15%)	(15%)	19	17	9%	10%
All other LEP	216	242	(11%)	(6%)	247	261	(6%)	(5%)	405	385	5%	8%
Sterile Injectable Pharmaceuticals (SIP)(g)	$154	$174	(11%)	(6%)	$120	$135	(11%)	(10%)	$376	$351	7%	10%
Medrol	13	14	(9%)	(4%)	6	6	(4%)	(2%)	24	23	1%	1%
Sulperazon	—	—	—	—	3	4	(22%)	(21%)	107	102	5%	11%
Fragmin	35	42	(17%)	(10%)	18	18	(2%)	1%	13	14	(3%)	(2%)
Precedex	—	—	—	—	13	14	(7%)	(7%)	12	12	(2%)	(7%)
Tygacil	20	18	10%	16%	2	2	5%	3%	27	28	(6%)	(8%)
All other SIP	87	100	(13%)	(8%)	79	92	(13%)	(13%)	194	171	13%	16%
Peri-LOE Products(h)	$204	$356	(43%)	(40%)	$163	$178	(9%)	(8%)	$324	$326	(1%)	3%
Celebrex	7	8	(16%)	(12%)	67	69	(3%)	(3%)	79	76	5%	10%
Lyrica EH(c)	125	186	(33%)	(29%)	—	—	—	—	29	27	5%	3%
Vfend	14	62	(77%)	(76%)	28	33	(16%)	(16%)	57	56	2%	6%
Viagra EH(d)	11	12	(9%)	(4%)	9	9	2%	1%	74	80	(8%)	(4%)
Pristiq	7	5	23%	29%	16	18	(8%)	(6%)	18	14	25%	19%
Zyvox	8	28	(72%)	(71%)	17	21	(16%)	(15%)	41	47	(13%)	(10%)
Revatio	18	32	(43%)	(40%)	8	9	(14%)	(13%)	9	8	12%	9%
All other Peri-LOE Products	14	22	(36%)	(33%)	18	20	(9%)	(8%)	18	19	(2%)	7%
Biosimilars(i)	$86	$70	23%	29%	$2	$1	*	*	$10	$7	31%	31%
Inflectra/Remsima	64	42	52%	59%	2	—	*	*	5	2	96%	91%
All other Biosimilars	22	28	(20%)	(17%)	—	1	(39%)	(39%)	5	5	(3%)	1%
Pfizer CentreOne(j)	$29	$40	(28%)	(27%)	$4	$8	(49%)	(49%)	$7	$17	(60%)	(60%)
Hospira Infusion Systems (HIS)(k)	$—	$14	*	*	$—	$23	*	*	$—	$27	(100%)	*
Total Lyrica(c)	$125	$186	(33%)	(29%)	$209	$204	3%	3%	$86	$83	3%	4%
Total Viagra(d)	$11	$12	(9%)	(4%)	$16	$17	(2%)	(1%)	$74	$80	(8%)	(4%)
Total Alliance revenues	$136	$93	46%	55%	$73	$62	19%	20%	$—	$(1)	(82%)	*
See end of tables for notes.

PFIZER INC. - REVENUES
SIX MONTHS 2017 and 2016 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2017	2016	% Change		2017	2016	% Change	2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$25,675	$26,152	(2%)	(1%)	$12,982	$13,031	—	$12,693	$13,121	(3%)	(1%)
PFIZER INNOVATIVE HEALTH (IH)(b)	$15,086	$14,139	7%	8%	$8,930	$8,064	11%	$6,155	$6,075	1%	4%
Internal Medicine	$4,789	$4,314	11%	11%	$3,502	$3,153	11%	$1,288	$1,161	11%	12%
Lyrica IH(c)	2,231	2,059	8%	8%	1,726	1,570	10%	506	488	4%	4%
Eliquis alliance revenues and direct sales	1,169	776	51%	52%	689	449	53%	481	328	47%	51%
Viagra IH(d)	505	600	(16%)	(16%)	489	584	(16%)	15	16	(3%)	(4%)
Chantix/Champix	487	434	12%	13%	362	307	18%	125	126	(1%)	—
Toviaz	125	131	(4%)	(3%)	44	50	(12%)	81	81	—	3%
BMP2	119	112	6%	6%	118	112	5%	1	—	*	*
All other Internal Medicine	153	203	(25%)	(24%)	74	80	(8%)	79	122	(35%)	(35%)
Vaccines	$2,735	$2,935	(7%)	(6%)	$1,621	$1,833	(12%)	$1,115	$1,102	1%	4%
Prevnar 13/Prevenar 13	2,547	2,766	(8%)	(7%)	1,583	1,799	(12%)	964	967	—	2%
FSME/IMMUN-TicoVac	76	69	10%	15%	—	—	—	76	69	10%	15%
All other Vaccines	112	100	13%	17%	37	34	11%	75	66	13%	20%
Oncology	$2,935	$2,102	40%	41%	$2,073	$1,423	46%	$863	$679	27%	31%
Ibrance	1,532	942	63%	63%	1,335	924	45%	197	18	*	*
Sutent	529	563	(6%)	(4%)	191	209	(9%)	338	354	(4%)	(2%)
Xalkori	296	275	8%	10%	121	124	(3%)	176	151	16%	20%
Xtandi alliance revenues	272	—	*	*	272	—	*	—	—	—	—
Inlyta	172	209	(18%)	(16%)	65	89	(27%)	108	120	(10%)	(8%)
Bosulif	106	78	35%	36%	72	56	28%	34	22	52%	56%
All other Oncology	28	34	(18%)	(18%)	18	21	(16%)	10	13	(20%)	(20%)
Inflammation & Immunology (I&I)	$1,863	$1,947	(4%)	(3%)	$552	$367	50%	$1,311	$1,580	(17%)	(15%)
Enbrel (Outside the U.S. and Canada)	1,205	1,500	(20%)	(18%)	—	—	—	1,205	1,500	(20%)	(18%)
Xeljanz	587	414	42%	42%	502	364	38%	85	50	71%	72%
Eucrisa	17	—	*	*	17	—	*	—	—	—	—
All other I&I	54	33	63%	62%	33	3	*	22	30	(28%)	(30%)
Rare Disease	$1,069	$1,182	(10%)	(8%)	$294	$379	(22%)	$775	$804	(4%)	(1%)
BeneFIX	302	367	(18%)	(16%)	127	159	(20%)	175	208	(16%)	(13%)
Refacto AF/Xyntha	269	268	—	4%	58	64	(10%)	212	204	4%	9%
Genotropin	238	277	(14%)	(13%)	30	63	(52%)	208	214	(3%)	(1%)
Somavert	117	114	3%	5%	43	39	11%	74	75	(1%)	2%
All other Rare Disease	141	156	(9%)	(8%)	35	53	(34%)	106	103	4%	6%
Consumer Healthcare	$1,694	$1,659	2%	3%	$890	$909	(2%)	$804	$750	7%	8%
PFIZER ESSENTIAL HEALTH (EH)(e)	$10,590	$12,013	(12%)	(10%)	$4,052	$4,967	(18%)	$6,537	$7,046	(7%)	(5%)
Legacy Established Products (LEP)(f)	$5,313	$5,664	(6%)	(4%)	$1,714	$1,979	(13%)	$3,599	$3,686	(2%)	—
Lipitor	849	872	(3%)	1%	65	86	(24%)	784	786	—	4%
Premarin family	473	507	(7%)	(7%)	446	479	(7%)	27	29	(6%)	(8%)
Norvasc	458	476	(4%)	—	19	19	—	439	457	(4%)	—
EpiPen	171	190	(10%)	(10%)	142	169	(16%)	29	21	42%	43%
Xalatan/Xalacom	158	182	(13%)	(14%)	10	12	(22%)	149	170	(13%)	(13%)
Relpax	143	165	(14%)	(13%)	100	116	(14%)	43	49	(12%)	(11%)
Zithromax	140	147	(5%)	—	2	3	(35%)	138	144	(4%)	1%
Effexor	139	137	2%	3%	39	45	(14%)	100	92	9%	12%
Zoloft	137	156	(13%)	(10%)	23	32	(28%)	114	124	(8%)	(6%)
Xanax	107	108	(1%)	—	25	25	1%	82	83	(2%)	—
All other LEP	2,538	2,723	(7%)	(5%)	844	991	(15%)	1,694	1,732	(2%)	—
Sterile Injectable Pharmaceuticals (SIP)(g)	$2,996	$3,021	(1%)	—	$1,718	$1,775	(3%)	$1,278	$1,246	3%	6%
Medrol	243	228	7%	7%	162	146	11%	81	82	(1%)	1%
Sulperazon	232	201	15%	21%	—	—	—	232	201	15%	21%
Fragmin	142	160	(11%)	(8%)	9	16	(45%)	133	144	(7%)	(4%)
Precedex	132	135	(3%)	(4%)	81	86	(7%)	51	49	4%	—
Tygacil	131	134	(2%)	(1%)	30	41	(26%)	101	93	8%	10%
All other SIP	2,116	2,162	(2%)	(1%)	1,436	1,485	(3%)	680	677	1%	3%
Peri-LOE Products(h)	$1,604	$2,201	(27%)	(25%)	$246	$485	(49%)	$1,358	$1,716	(21%)	(19%)
Celebrex	353	355	(1%)	1%	56	56	(1%)	297	299	(1%)	1%
Lyrica EH(c)	294	431	(32%)	(29%)	—	—	—	294	431	(32%)	(29%)
Vfend	208	319	(35%)	(33%)	7	22	(67%)	201	297	(32%)	(31%)
Viagra EH(d)	183	197	(7%)	(3%)	—	—	—	183	197	(7%)	(3%)
Pristiq	161	372	(57%)	(57%)	79	300	(73%)	82	73	12%	9%
Zyvox	152	240	(37%)	(36%)	19	42	(55%)	133	199	(33%)	(32%)
Revatio	131	140	(6%)	(5%)	60	46	32%	71	94	(25%)	(24%)
All other Peri-LOE Products	121	146	(17%)	(14%)	25	20	24%	96	125	(23%)	(20%)
Biosimilars(i)	$226	$145	56%	61%	$40	$—	*	$186	$145	28%	33%
Inflectra/Remsima	172	81	*	*	40	—	*	132	81	62%	68%
All other Biosimilars	54	64	(15%)	(12%)	—	—	—	54	64	(15%)	(12%)
Pfizer CentreOne(j)	$353	$384	(8%)	(8%)	$269	$259	4%	$84	$125	(33%)	(33%)
Hospira Infusion Systems (HIS)(k)	$97	$599	(84%)	(84%)	$64	$470	(86%)	$33	$129	(75%)	(75%)
Total Lyrica(c)	$2,526	$2,490	1%	2%	$1,726	$1,570	10%	$800	$920	(13%)	(11%)
Total Viagra(d)	$687	$796	(14%)	(13%)	$489	$584	(16%)	$198	$212	(7%)	(3%)
Total Alliance revenues	$1,370	$736	86%	88%	$980	$456	*	$391	$281	39%	44%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2017 and 2016 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2017	2016	% Change		2017	2016	% Change		2017	2016	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,145	$4,764	(13%)	(9%)	$3,165	$3,229	(2%)	(3%)	$5,382	$5,128	5%	8%
PFIZER INNOVATIVE HEALTH (IH)(b)	$2,497	$2,675	(7%)	(2%)	$1,644	$1,596	3%	2%	$2,015	$1,804	12%	13%
Internal Medicine	$339	$263	29%	36%	$673	$659	2%	1%	$275	$239	15%	18%
Lyrica IH(c)	—	—	—	—	397	379	5%	4%	108	110	(1%)	4%
Eliquis alliance revenues and direct sales	267	176	52%	60%	129	101	28%	27%	84	51	65%	64%
Viagra IH(d)	—	—	—	—	15	16	(3%)	(4%)	—	—	—	—
Chantix/Champix	37	40	(7%)	—	68	68	1%	(1%)	19	18	3%	2%
Toviaz	31	35	(14%)	(9%)	46	39	17%	16%	5	7	(25%)	(16%)
BMP2	1	—	*	*	—	—	—	—	—	—	—	—
All other Internal Medicine	3	12	(73%)	(71%)	17	57	(70%)	(70%)	58	53	10%	12%
Vaccines	$396	$400	(1%)	4%	$206	$214	(3%)	(5%)	$512	$488	5%	8%
Prevnar 13/Prevenar 13	276	289	(5%)	1%	202	211	(4%)	(6%)	485	467	4%	6%
FSME/IMMUN-TicoVac	63	58	9%	14%	—	—	—	—	13	11	13%	18%
All other Vaccines	56	53	6%	12%	4	3	28%	27%	15	10	50%	62%
Oncology	$425	$317	34%	40%	$159	$145	10%	9%	$278	$217	28%	32%
Ibrance	130	5	*	*	12	—	*	*	55	13	*	*
Sutent	153	170	(10%)	(5%)	59	57	4%	3%	126	126	(1%)	1%
Xalkori	84	73	15%	20%	27	28	(4%)	(6%)	65	50	29%	33%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	37	53	(31%)	(27%)	44	46	(4%)	(5%)	28	22	27%	33%
Bosulif	18	13	42%	50%	14	8	66%	65%	2	1	61%	52%
All other Oncology	3	3	(10%)	(9%)	4	5	(23%)	(24%)	3	4	(23%)	(25%)
Inflammation & Immunology (I&I)	$704	$995	(29%)	(26%)	$264	$256	3%	1%	$344	$329	5%	4%
Enbrel (Outside Canada)	698	986	(29%)	(26%)	194	203	(5%)	(6%)	313	311	1%	—
Xeljanz	11	9	24%	26%	43	23	90%	88%	31	18	71%	76%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(5)	—	*	*	27	30	(12%)	(13%)	—	—	—	—
Rare Disease	$428	$485	(12%)	(7%)	$191	$195	(2%)	(3%)	$156	$123	26%	29%
BeneFIX	95	126	(24%)	(20%)	52	62	(16%)	(18%)	28	21	37%	39%
Refacto AF/Xyntha	141	156	(10%)	(4%)	27	23	15%	12%	44	25	80%	88%
Genotropin	83	93	(11%)	(6%)	78	79	(1%)	(3%)	47	42	12%	13%
Somavert	59	60	(2%)	2%	8	8	2%	2%	7	7	1%	5%
All other Rare Disease	50	50	(1%)	4%	26	23	16%	15%	30	30	2%	1%
Consumer Healthcare	$205	$214	(4%)	1%	$150	$127	18%	16%	$449	$409	10%	10%
PFIZER ESSENTIAL HEALTH (EH)(e)	$1,648	$2,089	(21%)	(17%)	$1,522	$1,633	(7%)	(8%)	$3,367	$3,323	1%	5%
Legacy Established Products (LEP)(f)	$717	$783	(8%)	(4%)	$930	$961	(3%)	(4%)	$1,952	$1,942	—	5%
Lipitor	85	93	(9%)	(5%)	109	117	(7%)	(9%)	590	576	2%	7%
Premarin family	1	3	(59%)	(53%)	13	13	3%	2%	13	13	(5%)	(8%)
Norvasc	32	35	(10%)	(6%)	104	119	(13%)	(14%)	304	302	—	6%
EpiPen	—	—	—	—	29	21	42%	43%	—	—	—	—
Xalatan/Xalacom	30	37	(18%)	(15%)	70	78	(11%)	(12%)	48	55	(12%)	(13%)
Relpax	15	20	(22%)	(19%)	21	21	—	(1%)	7	8	(19%)	(17%)
Zithromax	24	24	(1%)	3%	24	28	(12%)	(13%)	90	92	(2%)	5%
Effexor	29	31	(7%)	(3%)	33	21	59%	57%	39	40	(4%)	—
Zoloft	16	17	(3%)	1%	35	48	(28%)	(29%)	62	58	6%	11%
Xanax	39	41	(6%)	(2%)	9	10	(14%)	(15%)	35	32	7%	7%
All other LEP	447	482	(7%)	(3%)	483	485	(1%)	(2%)	765	764	—	3%
Sterile Injectable Pharmaceuticals (SIP)(g)	$303	$334	(9%)	(3%)	$251	$265	(5%)	(7%)	$724	$648	12%	15%
Medrol	24	27	(9%)	(3%)	12	12	2%	1%	45	43	3%	4%
Sulperazon	—	—	—	—	6	7	(18%)	(19%)	226	194	16%	23%
Fragmin	71	83	(15%)	(9%)	37	35	6%	4%	26	25	1%	2%
Precedex	—	—	—	—	28	26	10%	8%	22	23	(3%)	(9%)
Tygacil	37	32	13%	18%	3	3	8%	6%	61	58	6%	5%
All other SIP	171	191	(10%)	(4%)	165	182	(10%)	(11%)	344	304	13%	17%
Peri-LOE Products(h)	$406	$734	(45%)	(42%)	$315	$345	(9%)	(10%)	$636	$637	—	3%
Celebrex	14	16	(16%)	(13%)	130	135	(4%)	(5%)	153	148	4%	8%
Lyrica EH(c)	242	376	(36%)	(32%)	—	—	—	—	52	55	(5%)	(7%)
Vfend	32	120	(73%)	(72%)	53	62	(14%)	(15%)	116	115	—	4%
Viagra EH(d)	22	24	(7%)	(1%)	18	18	(1%)	(3%)	143	155	(8%)	(3%)
Pristiq	12	11	13%	17%	33	35	(6%)	(7%)	37	27	36%	27%
Zyvox	17	75	(77%)	(76%)	33	39	(17%)	(18%)	83	84	(1%)	2%
Revatio	39	62	(37%)	(34%)	15	17	(11%)	(12%)	17	15	11%	8%
All other Peri-LOE Products	28	49	(42%)	(40%)	33	39	(15%)	(16%)	35	38	(8%)	1%
Biosimilars(i)	$161	$129	25%	31%	$5	$3	*	*	$19	$13	43%	42%
Inflectra/Remsima	118	75	57%	64%	5	1	*	*	9	4	*	93%
All other Biosimilars	43	53	(19%)	(16%)	1	1	(39%)	(40%)	10	9	13%	16%
Pfizer CentreOne(j)	$60	$82	(27%)	(27%)	$8	$16	(50%)	(50%)	$17	$28	(40%)	(39%)
Hospira Infusion Systems (HIS)(k)	$1	$29	(96%)	(98%)	$12	$45	(73%)	(74%)	$19	$55	(65%)	(65%)
Total Lyrica(c)	$242	$376	(36%)	(32%)	$397	$379	5%	4%	$161	$165	(2%)	—
Total Viagra(d)	$22	$24	(7%)	(1%)	$33	$34	(2%)	(3%)	$143	$155	(8%)	(3%)
Total Alliance revenues	$252	$171	47%	55%	$139	$109	28%	27%	$(1)	$1	*	*
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on pages 32 and 34.

(b)
The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all Medivation and Anacor commercial operations. The commercial operations of Medivation and Anacor are included in IH's operating results commencing from their respective acquisition dates of September 28, 2016 and June 24, 2016. Therefore, IH's operating results for the second quarter and first six months of 2016 do not include Medivation operations and include only five days of Anacor operations. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women's health portfolio within EH.

(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Hospira Infusion Systems (HIS) (through February 2, 2017), Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS. The operating results of HIS are included in EH's operating results through February 2, 2017 and, therefore, EH's operating results for the second quarter of 2017 do not reflect HIS global operations, while EH's operating results for the second quarter of 2016 reflect three months of HIS global operations. EH's operating results for the first six months of 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while EH's operating results for the first six months of 2016 reflect six months of HIS global operations. The financial results of AstraZeneca's small molecule anti-infectives business, which is primarily outside the U.S., are included in EH's operating results commencing from its acquisition date of December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations. Therefore, in accordance with our international reporting period, EH's operating results for the second quarter and first six months of 2017 reflect approximately three months and five months, respectively, of the small molecule anti-infectives business acquired from AstraZeneca.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women's health portfolio within EH. See note (b) above.

(g)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(h)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra.

(i)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

*	Indicates calculation not meaningful or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily within Pfizer CentreOne, to conform to the current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 1, 2017. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, approvals, performance and potential benefits of Pfizer's products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions and other business development activities and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with "at risk" launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions or voluntary recall of a product;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of any or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved the exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.'s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca's small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; significant transaction costs; risks related to our ability to grow revenues for Xtandi and expand Xtandi into the non-metastatic castration-resistant prostate cancer setting; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.